Exhibit 10.1

Execution Version

REAL ESTATE BANKING

Term Loan Agreement

DATED AS OF APRIL 10, 2024

BY AND BETWEEN

SSSST 376 W WATSON ST, LLC,

AS BORROWER,

AND

JPMORGAN CHASE BANK, N.A.,

AS LENDER

Table of Contents

Page

ARTICLE I: DEFINED TERMS		1
1.01	Definitions	1
ARTICLE II: LOAN TERMS		13
2.01	Loan.	13
2.02	Conditions to Closing; Advance.	13
2.03	Loan Fee	13
2.04	Interest.	13
2.05	Repayment of Loan.	14
2.06	Alternate Rate of Interest.	15
2.07	Extension Options.	16
2.08	Interest Rate Protection.	17
ARTICLE III: GENERAL COVENANTS		19
3.01	Liens, Taxes, and Governmental Claims; Right to Contest.	19
3.02	Leases	20
3.03	Special Purpose Entity Requirements	20
3.04	Appraisals	20
3.05	Operating and Reserve Accounts	20
3.06	Prohibited Distributions	21
3.07	USA Patriot Act	21
3.08	Financial Information and Other Deliveries.	21
3.09	ERISA	22
3.10	Compliance with Legal Requirements; Right to Contest.	22
3.11	Use of Proceeds	23
3.12	Financial Covenants	23
3.13	Cash Flow Sweep	23
ARTICLE IV: REPRESENTATIONS AND WARRANTIES		24
4.01	Representations and Warranties	24
4.02	Nature of Representations and Warranties	25
ARTICLE V: INSURANCE		25
5.01	Required Insurance Coverage	25
5.02	Policy Requirements	27
5.03	Evidence of Insurance; Payment of Premiums	27
5.04	Collateral Protection	27

5.05	No Liability; Assignment	28
5.06	No Separate Insurance	28
ARTICLE VI: DEFAULTS AND REMEDIES		28
6.01	Defaults	28
6.02	Acceleration	31
6.03	Additional Lender Rights	31
6.04	Application of Insufficient Funds	31
6.05	Right of Setoff	32
ARTICLE VII: MISCELLANEOUS		31
7.01	Notices.	32
7.02	Waivers; Amendments.	33
7.03	Expenses; Limitation of Liability; Indemnity.	33
7.04	Successors and Assigns.	34
7.05	Survival	35
7.06	Counterparts; Integration; Effectiveness; Electronic Execution.	35
7.07	Severability	36
7.08	Governing Law; Jurisdiction; Consent to Service of Process.	36
7.09	WAIVER OF JURY TRIAL	36
7.10	Confidentiality	37
7.11	Interest Rate Limitation	37
7.12	Replacement Documentation	37
7.13	Swap Agreements	38
7.14	Statements	38
7.15	Interest Rates; Benchmark Notification	38
7.16	GSE Financing	38

EXHIBITS

Exhibit A	--	Legal Description
Exhibit B	--	Closing Conditions
Exhibit C	--	Reserved
Exhibit D	--	Litigation against Borrower, the Property or any Guarantor
Exhibit E	--	Borrower’s Compliance Certificate
Exhibit F	--	Guarantor’s Compliance Certificate
Exhibit G	--	Lease Terms and Tenant Criteria

TERM LOAN AGREEMENT

This Term Loan Agreement (this “Agreement”) dated as of this 10th day of April, 2024, by and between SSSST 376 W Watson ST, LLC, a Delaware limited liability company (“Borrower”), and JPMorgan Chase Bank, N.A., a national banking association (“Lender”).

RECITALS

A. Borrower owns all of that certain real property located in the City of Fayetteville, County of Washington and State of Arkansas more particularly described in Exhibit A along with the improvements located thereon including a 199-unit, 593-bed student housing property known as “YOUnion at Fayetteville” and located at 376 W. Watson St., Fayetteville, AR 72701 (the “Property”); and

B. Borrower has requested, and Lender has agreed to provide, financing to Borrower on the terms and conditions herein.

Now, therefore, the parties agree as follows:

ARTICLE I:
DEFINED TERMS

1.01 Definitions. The following terms have the following meanings:

“Adjusted Daily Simple SOFR” means, an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%.

“Adjusted Term SOFR” means, an interest rate per annum equal to (a) the Term SOFR, plus (b) 0.10%.

“Advance” means the disbursement by Lender of the full amount of the Commitment on the Closing Date.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

“Annual Debt Service” means, as of any date of determination, annual debt service on a loan with a principal amount equal to the Commitment on such date of determination, assuming (a) a fixed rate of interest per annum equal to the greatest of (i) the Interest Rate as of such date of determination or, if the Interest Rate Cap Agreement is then in effect and the Interest Rate exceeds the strike rate under the Interest Rate Cap Agreement, the net effective rate payable by Borrower as determined by Lender as of such date of determination after giving effect to monthly payments received by Borrower from Counterparty under the Interest Rate Cap Agreement, (ii) the annual yield to maturity as of such date of determination of a ten (10) year United States Treasury Note in the amount of such loan plus two and one-half percent (2.50%) per annum, or (iii) six and three-quarter percent (6.75%) per annum, and (b) mortgage-style amortization of such loan over a period of thirty (30) years.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means 2.15% with respect to Adjusted Term SOFR, Adjusted Daily Simple SOFR, or the Benchmark, as applicable, and 1.15% with respect to the CB Floating Rate.

“Appraisal” means a written appraisal of the market value of the Property that (i) has been independently prepared by a qualified appraiser directly engaged by Lender, (ii) complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property, and (iii) has been reviewed as to form and content and approved by Lender, in its reasonable discretion.

“Appraised Value” means the “as is” value of the Property, as determined by Lender based upon its review of the Appraisal.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) Lender, (b) an Affiliate of Lender or (c) an entity or an Affiliate of an entity that administers or manages Lender.

“Approved Lease” means any Lease which is (a) in existence as of the date of this Agreement with a bona fide unrelated third party tenant and listed in the latest rent roll provided by Borrower to Lender prior to the Closing Date, or (b) any apartment unit Lease meeting the Leasing Guidelines in Exhibit G.

“Assignment of Leases and Rents” means the Assignment of Leases and Rents dated the same date as this Agreement and executed by Borrower in favor of Lender, as amended from time to time.

“BAQ” means that certain Borrower Administrative Questionnaire Form executed by Borrower in favor of Lender for this Loan.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.06.

"Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Lender for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by Lender and Borrower as the replacement for the then-current Benchmark for the applicable interest period giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Adjustment Date and available tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender and Borrower for the applicable corresponding tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “CB Floating Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Adjustment Date,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of such rate and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all available tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current available tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all available tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any available tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all available tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any available tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all available tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.06 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.06.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. Section 1010.230.

“Borrower Financing Statement” means the UCC financing statement covering the security interests in personal property granted by Borrower to Lender in the Loan Documents for filing with the Secretary of State of the State of Delaware.

“Breakage Fee” has the meaning in Section 2.04(e).

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, in relation to any loans that bear interest at Daily Simple SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Daily Simple SOFR loan, or any other dealings of such Daily Simple SOFR loan, any such day that is only a U.S. Government Securities Business Day.

“Calculation Date” means the last day of each calendar quarter during the term of the Loan.

“Cash Management Period” means the period commencing upon the occurrence of any of the following: (a) any Default, (b) Borrower has failed to deliver a complete Compliance Certificate as required under Section 3.08(a)(iv), or (c) the Debt Service Coverage Ratio is less than the Required Debt Service Coverage Ratio on any Calculation Date starting with December 31, 2024; and ending upon (i) with respect to matters described in clause (a) above, such Default(s) has been waived in accordance with this Agreement and no other Default has occurred and is continuing, (ii) with respect to the matter described in clause (b) above, Borrower has provided a complete Compliance Certificate, no Default has occurred and is continuing and Lender has determined that the Property has achieved the Required Debt Service Coverage Ratio for one (1) consecutive Calculation Date, and (iii) with respect to the matter described in clause (c) above, Lender has determined that the Property has achieved the Required Debt Service Coverage Ratio for one (1) Calculation Date as evidenced by a fully completed Compliance Certificate delivered by Borrower.

“CB Floating Rate” means the greater of (i) Prime Rate or (ii) 2.50%. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any changes in the Prime Rate shall be effective from and including the effective date of such change.

“Closing Date” is the date of the disbursement of the Loan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, and executed by Counterparty, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Commitment” means, the commitment of Lender to make the Loan in the amount of $34,500,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means, with respect to Borrower, a certificate substantially in the form of Exhibit E, and with respect to Guarantor, a certificate substantially in the form of Exhibit F.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Counterparty” means the counterparty under any Interest Rate Cap Agreement or replacement Interest Rate Cap Agreement, which counterparty shall be (i) JPMorgan Chase Bank, N.A. or (ii) satisfy the Minimum Counterparty Rating and otherwise be acceptable to Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower.

“Debt Service Coverage Ratio” means, as of any determination date, the ratio of NOI as of such determination date to Annual Debt Service as of such determination date.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies or recourse of creditors generally, including the United States Bankruptcy Code and all amendments, as are in effect from time to time during the term of the Loan.

“Default” has the meaning in Section 6.01.

“Default Rate” has the meaning in Section 2.04(b).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Employee Benefit Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, maintained, sponsored by or contributed to by Borrower or any ERISA Affiliate.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated the same date as this Agreement executed by Borrower and Guarantor in favor of Lender, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Excess Cash Flow” means, during a Cash Management Period, (i) actual Total Revenues received by Borrower for the most recently completed one (1) month period less (ii) all actual Property Operating Expenses paid by Borrower during the first ten (10) days of such month (including debt service charges paid during such ten (10) day period) in connection with the ownership, maintenance and operation of the Property. So long as no Default exists, any actual Property Operating Expenses paid during a calendar month after payment of such month’s Excess Cash Flow to Lender pursuant to Section 3.13(a) may be deducted from the following month’s Excess Cash Flow required to be paid to Lender.

“Exit Fee” means a fee equal to one percent (1%) of the then outstanding principal balance of the Loan.

“Extension” means each extension of the Maturity Date pursuant to Section 2.07(a).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America

“First Extended Maturity Date” has the meaning in Section 2.07(a).

“Flood Insurance Requirements” means Lender has received evidence indicating whether the improvements or any part thereof on the Property are or will be located within a one hundred year flood plain or other area identified by Lender as having high or moderate risk of flooding or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, and, if so, a flood notification form signed by Borrower and evidence that the flood insurance required by Article V of this Agreement is in place for such improvements on the Property and contents, if applicable, all in form, substance and amount satisfactory to Lender.

“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitutions, any regulations promulgated under such Flood laws, and all other Legal Requirements relating to flood insurance.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR or Daily Simple SOFR.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GSE” has the meaning in Section 7.16.

“Guarantor” means individually and collectively, (i) REIT, and (ii) Schwartz.

“Initial Maturity Date” means April 9, 2025.

“Interest Adjustment Date” means the day in each calendar month commencing after an Advance which numerically corresponds to the date of such Advance, provided, however, that (a) if any Interest Adjustment Date would be on a day other than a Business Day, such Interest Adjustment Date shall be the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Adjustment Date shall be the next preceding Business Day and (b) if, for any calendar month, there is no day numerically corresponding to the date of such Advance, the Interest Adjustment Date for such calendar month shall be the last Business Day of such month.

“Interest Payment Date” means the fifth (5th) day of each month and the Maturity Date.

“Interest Rate” means (a) prior to the occurrence of a Benchmark Replacement Date, Adjusted Term SOFR plus the Applicable Margin, or (b), subject to Section 2.06(b), upon the occurrence of a Benchmark Replacement Date, the Benchmark Replacement plus the Applicable Margin.

“Interest Rate Cap Agreement” shall mean, as applicable, any interest rate cap agreement (together with the schedules and confirmations relating to such agreements and all amendments, restatements, replacements, supplements and modifications thereto) entered into by Borrower with Counterparty, or any Replacement Interest Rate Cap Agreement, in each case in form and substance satisfactory to Lender which also satisfies the requirements set forth in Section 2.08.

“IRS” means the United States Internal Revenue Service.

“Lease” means any lease or other agreement for the use and occupancy of all or any portion of the Property, whether now in existence or hereafter arising.

“Legal Requirements” means any and all judicial decisions, statutes, rulings, directions, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to the Loan, Borrower or any of its Affiliates or the Property or any of their respective property, including the ownership, division, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof.

“Lessee” means a tenant under a Lease.

“Liabilities” has the meaning in Section 7.03(c).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Guaranty” means the Guaranty dated the same date as this Agreement executed by Guarantor in favor of Lender, as amended from time to time, with respect to certain acts of Borrower.

“Loan” means the loan made by Lender pursuant to this Agreement.

“Loan Documents” means this Agreement, including schedules, exhibits, the Note, the Security Instrument, the Assignment of Leases and Rents, the Limited Guaranty, the Environmental Indemnity Agreement, the Property Manager Subordination Agreement, the Collateral Assignment of Interest Rate Cap Agreement, and any and all other documents now or hereafter executed by Borrower, Guarantor or any other guarantor of the Obligations or any portion thereof evidencing, guarantying, securing or otherwise pertaining to the Obligations, including any amendments, modifications, supplements or waivers, UCC filings, and any other documents prepared in connection with the other Loan Documents, if any; provided, however, that Swap Agreements between Borrower and Lender or an Affiliate of Lender will not constitute Loan Documents.

“Loan-to-Value Ratio” means the ratio, expressed as a percentage, of (a) the Commitment to (b) the Appraised Value.

“Maturity Date” means the Initial Maturity Date as such date may be extended pursuant to Section 2.07.

“Minimum Counterparty Rating” shall mean (a) a long term credit rating from S&P of at least “A+”, which rating shall not include a “t” or otherwise reflect a termination risk, and (b) a long term credit rating from Moody’s of at least “A1”.

“NOI” means, as of any date of determination, an amount equal to (i) Total Revenues, as of such date of determination, minus (ii) Property Operating Expenses as of such date of determination, in each case construed in accordance with generally accepted accounting principles consistently applied.

“Note” means the Promissory Note made by Borrower to the order of Lender, as amended from time to time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loan, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other indebtedness, liabilities or obligations of Borrower to Lender or any indemnified party arising under the Loan Documents, and (ii) all Swap Obligations under Swap Agreements, if any, with Lender or any of its Affiliates.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Permitted Encumbrances” means (a) Liens and security interests granted pursuant to the Loan Documents, (b) the items on Schedule B of the Title Policy, (c) customary easements entered into by Borrower in connection with the development and operation of the Property which Lender has determined would have no material adverse effect on the use or value of the Property, (d) documents required to be recorded by applicable law which have no material adverse effect on the use or value of the Property, and (e) such other title and survey exceptions as Lender expressly approves in writing.

“Permitted Indebtedness” means (a) the Obligations, (b) trade debt incurred in the ordinary course of operation of the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event that the outstanding principal balance of such debt does not exceed at any one time one percent (1.0)% of the Commitment, and (c) equipment leases entered into in the ordinary course of the operation of the Property.

“Permitted Operational Debt” means (a) trade debt incurred in the ordinary course of operation of the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event that the outstanding principal balance of such debt does not exceed at any one time one percent (1.0)% of the Commitment, and (b) equipment leases entered into in the ordinary course of the operation of the Property

“Permitted Transfer” means any of the following transactions (each an “Indirect Transfer”), if and only if, the Permitted Transfer Requirements are satisfied with respect to such Indirect Transfer:

(i) any transfer, sale (whether by merger or otherwise), encumbrance or issuance of, publicly traded stock, publicly traded securities or other publicly traded ownership interests in any Person that directly or indirectly owns an interest in Borrower, including a merger, consolidation or other business combination with respect to such Person, or a sale of all or substantially all of such Person’s assets (other than the Property); or

(ii) transfers or encumbrances of direct or indirect interests in Borrower or any direct or indirect owners of Borrower (including transfers of interests to non-“United States persons” within the meaning of the Code).

“Permitted Transfer Requirements” means, collectively, the following requirements with respect to any Indirect Transfer:

(i) After such Indirect Transfer, (a) REIT directly or indirectly owns more than 90% of the ownership interests in Borrower, (b) Strategic Asset Management I, LLC, a Delaware limited liability company (“SAM”) Controls REIT and Borrower, and (c) Schwartz owns more than 90% of the ownership interests in SAM;

(ii) If the transfer will result in there being a direct or indirect owner of ten percent (10%) or more of Borrower (other than an entity that owns, directly or indirectly, ten percent (10%) or more of Borrower as of the date of this Agreement), Borrower has given Lender at least thirty (30) days prior written notice of such transfer, Borrower has provided to Lender such information about the transferee as Lender may reasonably request and Lender has conducted its customary background, underwriting and internal compliance checks as to the transferees and is satisfied with the results;

(iii) Except for transfers of publicly traded interests in accordance with subparagraph (a) of the definition of Permitted Transfers, such Indirect Transfer: (i) will not result in the representations in Sections 4.01(k) and (l) to not be true, or (ii) will not result in a violation of applicable U.S. Federal law or regulation for Lender to have a loan outstanding to a borrower in which such proposed transferee owns a direct or indirect interest; and

(iv) No Default exists or will occur upon the consummation of such Indirect Transfer.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Lender) or any similar release by the Federal Reserve Board (as determined by Lender). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Programs” has the meaning in Section 7.16.

“Property” has the meaning in Recital A.

“Property Documents” means the Property Management Agreement, and any other agreement relating to the ownership, financing, development or operation of the Property to which Borrower is a party or beneficiary; provided, however, Property Documents do not include the Loan Documents, any Swap Agreement or the Leases.

“Property Management Agreement” means that certain Student Housing Management Agreement dated as of April 27, 2017, by and between Borrower and Property Manager, as amended from time to time.

“Property Manager” means Asset Campus USA, LLC, a Texas limited liability company.

“Property Manager Subordination Agreement” means the Property Manager’s Consent and Subordination of Management Agreement dated the same date as this Agreement, executed by Property Manager in favor of Lender, as amended from time to time.

“Property Operating Expenses” means, as of any date of determination, the sum (without duplication) of (i) the following for the most recently completed 12-month period, annualized: (a) all expenses incurred in connection with the ownership, maintenance and operation of the Property (other than real estate taxes and insurance premiums) including but not limited to utilities, ordinary repairs and maintenance, and ground rent, if any, as may be adjusted by Lender in its reasonable judgment to represent stabilized occupancy levels if the Property’s actual occupancy levels fall below 90%; and (b) property management fees for the Property in an amount equal to the greater of the actual property management fees incurred or three percent (3%) of Total Revenues for the applicable period; (ii) replacement reserves with respect to the Property in the amount of $150.00 per bed, per annum; and (iii) the projected real estate taxes and insurance premiums for the Property for the most recently completed 12-month period. Property Operating Expenses will be subject to such adjustments as are required in Lender’s reasonable judgment and will be subject to appropriate adjustment for assessed real estate taxes and seasonal and other adjustments as reasonably approved by Lender.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (b) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting, and (c) if such Benchmark is not Term SOFR or Daily Simple SOFR, the time determined by Lender in its reasonable discretion.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board, the NYFRB, and/or the Term SOFR Administrator, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“REIT” means Strategic Student & Senior Housing Trust, Inc., a Maryland corporation.

“Rents” means all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy or insolvency proceeding, receivership, or similar proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Property Manager or any of their agents or employees from all sources arising from or attributable to the Property, in connection with the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Property Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.08(d) hereof.

“Required Debt Service Coverage Ratio” means a Debt Service Coverage Ratio of not less than 1.30: 1.00.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, (c) an Affiliate of any such Person described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Schwartz” means H. Michael Schwartz, a natural person.

“Security Instrument” means the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated the same date as this Agreement and executed by Borrower in favor of Lender, as amended from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Swap Agreement” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions, modifications and substitutions), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Tenant Monetary Default” means (i) a default by any Lessee in the payment of scheduled rent under its Lease which continues beyond any applicable grace or cure period, or (ii) the filing of any petition or the commencement of any case or proceeding by or against any Lessee under any Debtor Relief Laws.

“Term SOFR” means, for any day, the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time, two U.S. Government Securities Business Days prior to such date, as such rate is published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), the rate per annum determined by Lender as the forward-looking term rate based on SOFR with a tenor comparable to one month; provided that if the Term SOFR Reference Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for such tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Title Policy” means an ALTA Lender’s Policy of Title Insurance in form and substance satisfactory to Lender issued by the approved title company in the amount of the Loan insuring the Security Instrument as a first priority lien on the Property, containing such endorsements and with such re-insurance as Lender may request, excepting only such items as are acceptable to Lender.

“Total Revenues” means, as of any date of determination, for the most recently completed 3-month period, the sum of the following, annualized: (a) the actual gross rental revenue received by Borrower under Approved Leases from Lessees in occupancy as of such date of determination; (b) the actual expense reimbursement revenue received by Borrower under Approved Leases from Lessees in occupancy as of the date of determination; and (c) any other actual operating revenue received by Borrower from the Property of a recurring nature. Total Revenues as of any date of determination excludes revenue received under Approved Leases under which a Tenant Monetary Default has occurred and is continuing for more than 90 days as of the date of determination. Total Revenues will also be subject to appropriate adjustments including an economic vacancy allowance equal to the greater of actual vacancy or 5.00% in Lender’s reasonable discretion.

“Transactions” means the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents, the borrowing of the Loan and the use of the proceeds thereof.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unmatured Default” means the occurrence of an event which (i) Borrower has actual knowledge thereof, and (ii) with notice or lapse of time or both would constitute a Default.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

ARTICLE II:
LOAN TERMS

2.01 Loan.

(a) Generally. Lender agrees, on the terms and conditions in this Agreement, to make the Loan to Borrower in an aggregate amount not to exceed the Commitment. The Loan made by Lender shall be evidenced by the Note.

(b) Purpose. Borrower agrees to cause the proceeds of Advances to be applied for (i) repayment of existing mortgage debt, (ii) settlement and costs in connection with closing the Loan, and (iii) working capital requirements, and for no other purposes.

2.02 Conditions to Closing; Advance.

(a) Conditions to Closing and the Advance. Borrower agrees that, in addition to all other conditions herein, the closing of the Loan and making of the Advance are conditioned on the fulfillment of the conditions on Exhibit B.

(b) Funding. Unless otherwise agreed by Lender, Lender will make Advances available to Borrower pursuant to the BAQ.

2.03 Loan Fee. Borrower will pay to Lender a loan fee in the amount of twenty (20) basis points of the Commitment on the Closing Date. All fees payable under this Agreement will be paid, in immediately available funds and are nonrefundable.

2.04 Interest.

(a) Interest Rate. The outstanding principal amount of the Loan shall bear interest at a per annum interest rate equal to Adjusted Term SOFR plus the Applicable Margin (the “Interest Rate”). The Interest Rate will be determined for the Advance, if applicable, and will be reset monthly on each Interest Adjustment Date thereafter.

(b) Default Rate. To the extent permitted under applicable law, upon the occurrence of a Default, and after maturity, the outstanding principal balance of the Loan will bear interest, before and after judgment, at a rate per annum equal to five percent (5%) plus the rate otherwise applicable to the outstanding principal balance of the Loan or, at the option of Lender, five percent (5%) plus the CB Floating Rate plus the Applicable Margin (as applicable, the “Default Rate”).

(c) Payment of Accrued Interest. Accrued and unpaid interest on the outstanding principal balance of the Loan shall be calculated from and including the first day of each month (or in the case of the first interest accrual period, the borrowing date of the Advance) through and including the last day of such month and is payable in arrears on each Interest Payment Date of the succeeding calendar month; provided (i) interest accrued pursuant to Section 2.04(b) above will be payable on demand, (ii) in the event of any repayment or prepayment of any principal of the Loan, accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of the rate of interest on the Loan to the rate based on the CB Floating Rate, accrued interest on the Loan will be due and payable on the effective date of such conversion.

(d) Computation of Interest. All interest hereunder will be computed on the basis of a year of 360 days, and will be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable interest rate for any day will be determined by Lender.

(e) Break Funding Payments. In the event of (i) the payment of any principal of the Loan other than on the last day of an interest period (including as a result of a Default), (ii) the conversion of the Loan other than on the last day of the interest period, or (iii) the failure to borrow or prepay any principal of the Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Lender for the loss, cost and expense attributable to such event (collectively, the “Breakage Fee”). Such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of the Loan had such event not occurred, at the Interest Rate that would have been applicable to the Loan, for the period from the date of such event to the last day of the then current interest period (or, in the case of a failure to borrow, for the period that would have been the interest period for such principal of the Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Benchmark market. Borrower shall pay Lender any applicable Breakage Fee within ten (10) Business Days after receipt of Lender’s written request.

2.05 Repayment of Loan.

(a) Payments Generally. Borrower will make each payment required to be made by it under this Agreement prior to 11:00 a.m., Plano, Texas time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender be deemed to have been received on the next succeeding Business Day. All such payments will be made to Lender at 8181 Communications Parkway, Bldg. B, FL 05, TXW-3510, Plano, TX 75024-0239. If any payment under this Agreement becomes due on a day that is not a Business Day, such payment will be made on the next succeeding Business Day, and, in the case of any payment accruing interest, interest will continue to accrue during the extension period. All payments hereunder will be made in U.S. dollars.

(b) Reserved.

(c) Repayment at Maturity. Borrower hereby unconditionally promises to pay to Lender on the Maturity Date all unpaid Obligations then due.

(d) Prepayment. Borrower may at any time and from time to time prepay the Loan in whole or in part, subject to prior notice in accordance with this Section 2.05. Borrower will notify Lender by electronic communication as provided in Section 7.01 of any prepayment not later than 11:00 a.m., Plano, Texas time, three (3) Business Days before the date of prepayment. Each such notice will be irrevocable and must specify the prepayment date and the principal amount of the Loan to be prepaid. Except for any partial prepayment made pursuant to Section 2.07(b), Section 3.13(b) or Section 6.01(w), each partial prepayment of the Loan will be in an amount not less than $500,000 and shall be accompanied by any Breakage Fee required by Section 2.04(e).

(e) Late Fee. If any payment is not received by Lender within ten (10) days after its due date, Lender may assess and Borrower agrees to pay a late fee equal to five percent (5%) of the past due amount except for the unpaid principal amount of the Loan on the Maturity Date. Borrower will pay the late fee upon demand by Lender.

(f) Exit Fee. Upon full repayment (or partial repayment of 50% or more of the then outstanding principal balance) of the Loan (whether on the Maturity Date, acceleration of the Loan prior to the Maturity Date, or at any other date), Borrower shall pay to Lender the Exit Fee unless: (i) the Loan is repaid with a permanent loan from Lender or an Affiliate of Lender; (ii) the Loan is repaid with a permanent loan by a GSE arranged by Lender or an Affiliate of Lender under the Programs pursuant to Section 7.16 below; (iii) the Loan is repaid as a result of the sale of the Property to an unrelated third party; or (iv) the Loan is repaid with the proceeds of a permanent loan under any of the Programs from an unrelated third party lender and Lender has been afforded the first offer to provide financing to Borrower pursuant to said Section 7.16 below but has declined to arrange a permanent loan through any of the Programs. The Exit Fee shall be deemed to be earned upon repayment of the Loan unless one of the events described in clauses (i) through (iv) of this Section are applicable.

2.06 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.06, if (i) Lender determines that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR or Term SOFR as applicable (including because the Term SOFR Reference Rate is not available or published on a current basis); or (ii) the Adjusted Term SOFR or Term SOFR, as applicable, will not adequately and fairly reflect the cost to Lender of making or maintaining the Loan, then Lender will give notice to Borrower by electronic communication as provided in Section 7.01 as promptly as practicable and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, the Loan will bear interest at (x) the Adjusted Daily Simple SOFR plus the Applicable Margin so long as Adjusted Daily Simple SOFR is not also subject to clauses (i) or (ii) above, or (y)

the CB Floating Rate plus the Applicable Margin if Adjusted Daily Simple SOFR is subject to clauses (i) or (ii) above.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.06), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Lender will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below, and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 2.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.06.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement):

(i) if the then current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Lender may modify the definition of “Interest Adjustment Date” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and

(ii) if a tenor that was removed pursuant to item (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Lender may modify the definition of “Interest

Adjustment Date” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) During any Benchmark Unavailability Period, the Loan will bear interest at CB Floating Rate plus the Applicable Margin.

2.07 Extension Options.

(a) Extension Options. Borrower has the option to extend the Initial Maturity Date to the six-month anniversary of the Initial Maturity Date (the “First Extended Maturity Date”) and extend the First Extended Maturity Date to the six-month anniversary of the First Extended Maturity Date, provided the following conditions are satisfied with respect to the applicable Extension:

(i) Borrower has provided Lender with written notice of Borrower’s request to exercise an extension option at least 60 days but not more than 90 days prior to the Maturity Date in effect prior to such Extension;

(ii) No Default or Unmatured Default has occurred and is continuing on the Maturity Date in effect prior to such Extension;

(iii) All representations and warranties made under this Agreement or under any other Loan Documents are true and correct in all material respects as of the Maturity Date in effect prior to such Extension, except to the extent any such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date;

(iv) Lender has received satisfactory documentation evidencing such Extension executed by Borrower and consented to by Guarantor; Lender has received any title insurance endorsements requested by Lender in connection with such Extension; and Borrower has paid all of Lender’s costs and expenses, including reasonable attorneys’ fees, in connection with such Extension;

(v) Borrower is in compliance with the Flood Insurance Requirements;

(vi) Borrower has paid to Lender an extension fee in an amount equal to seven and one-half (7.5) basis points of the outstanding principal balance of the Loan;

(vii) No material adverse change has occurred in the financial or other condition of Borrower, Guarantor or the Property, and no material adverse change has occurred in the organizational structure of Borrower or Guarantor;

(viii) Reserved;

(ix) Borrower has demonstrated to the satisfaction of Lender that, as of the last day of the most recent fiscal quarter prior to the Initial Maturity Date or the First Extended Maturity Date for which Borrower is required to have delivered a compliance certificate to Lender pursuant to Section 3.08(a)(i) below, the Debt Service Coverage Ratio is not less than 1.30:1.00;

(x) With respect to the second Extension only, Lender has received a new Appraisal demonstrating to the satisfaction of Lender that, as of the Initial Maturity Date in effect prior to such Extension, the Loan-to-Value Ratio does not exceed 55.0%; and

(xi) Borrower shall have obtained and collaterally assigned to Lender pursuant to such documents as Lender may reasonably require (or shall have extended the Interest Rate Cap Agreement then in place) an interest rate cap complying with the requirements of Section 2.08 hereof, expiring no earlier than the applicable extended Maturity Date and capping the Benchmark at a strike price of not more than four and one-quarter percent (4.25%).

(b) Remargin Payment. Borrower has the right at any time during the sixty (60) day period prior to the Initial Maturity Date or the First Extended Maturity Date, as applicable, to prepay principal of the Loan by the amount necessary to satisfy the applicable conditions to extension, by prepaying such principal to Lender in accordance with this Agreement, including payment of any accrued interest and any Breakage Fee). Such prepayment will permanently reduce the Commitment.

2.08 Interest Rate Protection.

(a) On the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with Counterparty having a Benchmark strike rate of no more than four and one-quarter percent (4.25%). Such Interest Rate Cap Agreement (i) shall at all times be in form and substance acceptable to Lender, (ii) shall at all times be with a Counterparty, (iii) shall be for a period equal to at least twelve (12) months, and (iv) shall at all times have a notional amount equal to or greater than the principal balance of the Loan. Borrower shall direct Counterparty to initially disburse to Borrower, and upon the commencement of a Default or a Cash Management Period, deposit directly into an account designated by Lender, any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Loan is outstanding and until such time as the Collateral Assignment of Interest Rate Cap Agreement is terminated or otherwise canceled, at which time the Counterparty will be instructed to make payments to or on behalf of Borrower, provided that the Loan shall be deemed to be outstanding if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof. Additionally, Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest in and to such Interest Rate Cap Agreement (and any replacements thereof), including, without limitation, its right to receive any and all payments under such Interest Rate Cap Agreement (and any replacements thereof), and Borrower shall, and shall cause Counterparty to, deliver to Lender a fully executed Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into an account specified by Lender). Borrower shall maintain such Interest Rate Cap Agreement in effect for the term of the Loan.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into an account designated by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) If at any time (i) JPMorgan Chase Bank, N.A. or any of its Affiliates is not Lender, or (ii) JPMorgan Chase Bank, N.A. or any of its Affiliates is not the Counterparty, then, in the event there is any downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty, or of the guarantor of such Counterparty’s obligations under the Interest Rate Cap Agreement, below an “A” by S&P or below an “A2” by Moody’s, Borrower shall replace the Interest Rate Cap Agreement with a new Interest Rate Cap Agreement with a Counterparty acceptable to Lender having a Minimum Counterparty Rating (a “Replacement Interest Rate Cap Agreement”), not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification (together with a collateral assignment of such Replacement Interest

Rate Cap Agreement in substantially the same form and substance as the Collateral Assignment of Interest Rate Cap Agreement). Notwithstanding the foregoing, in the event Counterparty is JPMorgan Chase Bank, N.A. or any of its Affiliates and neither JPMorgan Chase Bank, N.A. nor any of its Affiliates is Lender, such Replacement Interest Rate Cap Agreement is only required to be delivered in the event there is any downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty, or of the guarantor of such Counterparty’s obligations under the Interest Rate Cap Agreement, below an “A” by S&P and below an “A2” by Moody’s. In furtherance of the foregoing, if JPMorgan Chase Bank, N.A. or any of its Affiliates are both Lender and Counterparty, then no Replacement Interest Rate Cap Agreement shall be required.

(d) In the event of any conversion of the rate of interest on the Loan to the rate based on the CB Floating Rate, or vice versa, or the replacement of the Benchmark with a Benchmark Replacement, Borrower shall replace the Interest Rate Cap Agreement not later than ten (10) Business Days (or such later date as may be agreed to by Lender) following the occurrence thereof with a replacement Interest Rate Cap Agreement (or other hedge arrangement reasonably acceptable to Lender and generally accepted as industry standard, as reasonably determined by Lender) pursuant to the requirements of this Agreement and in form and substance reasonably acceptable to Lender (including, without limitation, with respect to the strike rate).

(e) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(f) In connection with the Interest Rate Cap Agreement where JPMorgan Chase Bank, N.A. or any Affiliate thereof is not the Counterparty thereunder, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in‑house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by‑laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the

Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Borrower shall deliver to Lender a new Collateral Assignment of Interest Rate Cap Agreement acceptable to Lender in connection with each replacement Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement.

ARTICLE III:
GENERAL COVENANTS

3.01 Liens, Taxes, and Governmental Claims; Right to Contest.

(a) Liens. Borrower will promptly pay, satisfy and obtain the release of all claims or Liens on any part of the Property (other than the Permitted Encumbrances), and all costs, charges, interest arising in connection therewith, and, upon demand, will give Lender evidence satisfactory to Lender of the payment, satisfaction or release of such claims or Liens.

(b) Taxes. Borrower agrees to pay or cause to be paid, prior to the date they would become delinquent if not paid, any and all taxes, assessments and governmental charges levied upon or assessed or charged against the Property, including all water and sewer taxes, assessments and other charges, fines, impositions and rents, if any. If requested by Lender, Borrower will give to Lender a receipt or receipts, or certified copies, evidencing every such payment by Borrower, not later than forty-five (45) days after such payment is made.

(c) Contest. Borrower may dispute or contest and will not be required to pay any taxes, claims or governmental charges, or claims or Liens as required by Sections 3.01(a) or (b), so long as (i) Borrower provides prompt written notice of such dispute or contest to Lender, (ii) Borrower diligently prosecutes such dispute or contest to a prompt determination in a manner not prejudicial to Lender and promptly pays all amounts ultimately determined to be owing, and (iii) Borrower provides security or other forms of assurances for the payment of such tax, assessment or governmental charge, or claim, or Lien (together with any related interest and penalties) in an amount and in form and substance satisfactory to Lender. If Borrower fails to pay any such amounts ultimately determined to be owing or to proceed diligently to prosecute such dispute or contest as provided herein, then, upon the expiration of ten (10) days after written notice to Borrower by Lender, Lender may, but will not be obligated to, discharge the same, and the costs will be reimbursed by Borrower to Lender on demand. Lender on demand will be subrogated to all rights, equities and liens discharged by any such expenditure to the fullest extent permitted by law.

3.02 Leases. Borrower shall comply with the terms and conditions of Exhibit G in connection with the leasing of space at the Property.

3.03 Special Purpose Entity Requirements. Without limitation of any other provisions of this Agreement or any other Loan Document, Borrower hereby represents, warrants, covenants and agrees that it has not and will not: (i) engage in any business or activity other than the development, ownership, leasing, operation, reconstruction and maintenance of the Property, and incidental activities; (ii) acquire or own any material asset other than the Property and such incidental personal property as may be necessary for the operation or reconstruction of the Property; (iii) merge into or consolidate with any Person or wind-up, dissolve, terminate, divide (whether pursuant to a “plan of division” or other similar arrangement) or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case the prior written consent of Lender; (iv) commingle its assets with the assets of any other Person; (v) incur any indebtedness, whether direct or contingent, other than Permitted Indebtedness; (vi) allow any Person to pay Borrower’s debts and liabilities (except pursuant to the Loan Documents), or fail to pay its debts and liabilities solely from its own assets; (vii) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person, or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles consistently applied; (viii) enter into any contract or agreement with any shareholder, partner, member, principal or Affiliate of Borrower, any Guarantor or any shareholder, partner, member, principal or Affiliate thereof, except upon commercially reasonable terms and conditions; or (ix) fail either to hold itself out to the public as a legal entity separate and distinct from any Person or to conduct its business solely in its own name or a trade name owned by Borrower, SmartStop Asset Management, LLC or an Affiliate thereof. The provisions of this Section 3.03 will not operate to prohibit Borrower from entering into Swap Agreements with Lender or an Affiliate of Lender otherwise permitted under this Agreement.

3.04 Appraisals. Lender will have the right to order new Appraisals of the Property from time to time. Borrower agrees upon demand to pay to Lender the cost and expense for each Appraisal and a fee for Lender’s review of such Appraisal, if such Appraisal is (a) required in connection with the closing of the Loan, (b) obtained in connection with any modification of the Loan, or Borrower’s exercise of an extension option pursuant to Section 2.07, (c) required by any Legal Requirement, or (d) ordered in connection with Borrower’s failure to comply with any financial covenant requirement in this Agreement or after the occurrence of a Default.

3.05 Operating and Reserve Accounts. Within ten (10) business days after the Closing, Borrower will open, and during the term of this Loan, Borrower will maintain, all operating and reserve accounts for the Property with Lender, and Borrower hereby grants to Lender a security interest in such accounts to secure the Obligations. Borrower will maintain all operating and reserve accounts for the Property free and clear of any Lien, security interest, encumbrance or restriction, except a security interest in favor of Lender, Borrower hereby grants to Lender a security interest in such accounts to secure the Obligations, and Borrower will provide to Lender a control agreement and any other assurance requested by Lender to perfect such security interest.

3.06 Prohibited Distributions. Borrower may make dividends or distributions to its members or other owners, or make any other payment to Persons holding a direct or indirect ownership interest in Borrower, provided that dividends or distributions or any transaction that has a substantially similar effect will not be allowed (a) if a Default has occurred and is continuing or will result from such proposed dividend or distribution, or (b) during the existence of a Cash Management Period.

3.07 USA Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act. Borrower will, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under the “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation. Borrower may not be or become subject at any time to any law, regulation, or list of any Governmental Authority (including the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower.

3.08 Financial Information and Other Deliveries.

(a) Borrower.

(i) Within sixty (60) days after the end of each of Borrower’s fiscal quarters, Borrower will deliver to Lender by electronic communication as provided in Section 7.01 (A) an operating statement (showing actual to budgeted results) and a lease status report (including a rent roll) for the Property, each dated as of the last day of such fiscal quarter, and (B) a balance sheet, statement of operations and statement of cash flow for Borrower, each dated as of the last day of such fiscal quarter, in form and substance satisfactory to Lender and certified by the chief financial officer of Borrower.

(ii) Within ninety (90) days after the end of each of Borrower’s fiscal years, Borrower will deliver to Lender by electronic communication as provided in Section 7.01 a balance sheet, statement of operations and statement of cash flow for Borrower, each dated as of the last day of such fiscal year, in form and substance satisfactory to Lender and certified by the chief financial officer of Borrower.

(iii) Concurrently with the delivery of the information referred to in Section 3.08(a)(i) and (ii), Borrower will deliver to Lender by electronic communication as provided in Section 7.01, a Compliance Certificate in the form of Exhibit E.

(iv) Within sixty (60) days after each Calculation Date, except the last Calculation Date of each calendar year, and then within ninety (90) days after the Cancelation Date, Borrower will deliver to Lender by electronic communication as provided in Section 7.01, a compliance certificate (limited to paragraphs 1, 2, 3, 4, and 8) setting forth the calculation of the Debt Service Coverage Ratio as of such Calculation Date, together with such supporting documentation as Lender shall reasonably require.

(v) Borrower will promptly deliver to Lender written notice of (x) the occurrence of any Default or Unmatured Default or the occurrence of an event which would make any representation or warranty contained herein untrue or misleading in any material respect as of the date of such event or (y) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

(vi) Borrower will promptly deliver to Lender written notice of the commencement of any actions, suits or other legal proceedings against Borrower, Guarantor or the Property, which could reasonably be expected to result in a material adverse effect on Borrower, Guarantor or the Property.

(vii) Borrower will deliver to Lender such other information and materials with respect to Borrower, the Property, Guarantor, or compliance with the terms of the Loan Documents, as Lender may reasonably request.

(b) Guarantor.

(i) Within sixty (60) days after the end of each of Guarantor’s fiscal quarters, Borrower will deliver to Lender by electronic communication as provided in Section 7.01 a balance sheet, statement of operations and statement of cash flow for Guarantor, each dated as of the last day of such fiscal quarter, in form and substance satisfactory to Lender and certified by the chief financial officer of Guarantor;

(ii) Within ninety (90) days after the end of REIT’s fiscal year, Borrower will deliver to Lender by electronic communication as provided in Section 7.01 a balance sheet, statement of operations and statement of cash flow for REIT, each dated as of the last day of such fiscal year, in form and substance satisfactory to Lender and certified by BDO USA, P.C. or another independent auditor acceptable to Lender.

(iii) Concurrently with the delivery of the information referred to in Section 3.08(b)(i) and (ii), Borrower will deliver to Lender by electronic communication as provided in Section 7.01 a covenant Compliance Certificate in the form of Exhibit F.

(iv) Borrower will promptly deliver to Lender such other information and materials with respect to Guarantor as Lender may reasonably request.

3.09 ERISA. At any time during which this Loan is in effect, the representations and warranties in Sections 4.01(i) and (j) will continue to be accurate, and Borrower will not take any action to jeopardize the accuracy of such representations and warranties.

3.10 Compliance with Legal Requirements; Right to Contest.

(a) Borrower will, and will cause each Affiliate to, comply with all Legal Requirements applicable to it or its property (including the Property), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect.

(b) Notwithstanding any provision of this Agreement or any of the other Loan Documents to the contrary, no Default will occur under this Agreement solely as a result of the failure of Borrower or the Property to comply with any Legal Requirement so long as the following conditions are satisfied: (i) Borrower is contesting the applicability of such Legal Requirement to Borrower or the Property in good faith and has so notified Lender; (ii) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful and the conduct of the contest will not materially impair Borrower’s ability to perform Borrower’s obligations under the Loan Documents; (iii) Borrower demonstrates to Lender’s satisfaction that Borrower has the financial capability to undertake and pay for such contest and any corrective or remedial action likely to be necessary; and (iv) Lender is not at risk for any material liability due to Borrower’s non-compliance with such Legal Requirement.

3.11 Use of Proceeds. None of Borrower, Guarantor, their respective directors and officers, or any Person participating in any capacity in any Transaction will use the proceeds of the Transactions (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

3.12 Financial Covenants. Borrower shall cause Guarantor to satisfy the covenants set forth in Section 10 of the Limited Guaranty.

3.13 Cash Flow Sweep.

(a) If a Cash Management Period has occurred and is continuing, Lender shall deliver written notice to Borrower (a “Debt Service Coverage Ratio Deficiency Notice”). Subject to Borrower’s right to prepay a portion of the principal balance of the Loan in accordance with Section 3.13(b) and so long as such Cash Management Period remains outstanding: on each Interest Payment Date occurring after delivery of a Debt Service Coverage Ratio Deficiency Notice, Borrower shall pay to Lender an amount equal to the Excess Cash Flow for the preceding month and shall deliver to Lender a reasonably detailed accounting of the amount of such Excess Cash Flow payment certified by the chief financial officer of Borrower as true, correct, and complete in all material respects. All amounts paid by Borrower pursuant to this Section 3.13(a) shall be deposited by Lender in an account at, and controlled by, Lender established for the purpose of holding the Excess Cash Flow deposits (the “Excess Cash Flow Account”).

(b) Within ten (10) Business Days after Lender’s delivery to Borrower of a Debt Service Coverage Ratio Deficiency Notice due to a Cash Management Period having commenced, Borrower may, but shall not be obligated to, prepay the Loan by paying to Lender, an amount (the “DSCR Prepayment Amount”) necessary to satisfy the Required Debt Service Coverage Ratio as of such date in accordance with the terms and conditions of Section 2.05(d), including payment of any accrued interest and Breakage Fee as set forth therein and simultaneously with Lender’s receipt of such DSCR Prepayment Amount, the applicable Cash Management Period shall be deemed to have been cured until the next Cash Management Period, if any, shall have commenced. Any DSCR Prepayment Amount received by Lender shall be applied in repayment of the outstanding principal amount of the Loan, and may not be re-borrowed, the Commitment shall be reduced by the amount of such DSCR Prepayment Amount.

(c) Borrower shall, in each case, (i) complete and duly execute and deliver (as applicable) all documentation required by Lender to establish and pledge to Lender, the Excess Cash Flow Account (including Lender’s standard form of deposit account control agreement, blocked account agreement, or similar agreement, which shall be in all material respects consistent with the provisions of this Agreement), and (ii) otherwise cooperate with Lender in all reasonable respects to establish the Excess Cash Flow Account, pledge it to Lender, and perfect such pledge, within five (5) Business Days after Lender provides Borrower with such documentation. Borrower hereby grants to Lender a security interest in the Excess Cash Flow Account and all funds on deposit therein as additional security for the Obligations and agrees that it shall not, without obtaining the prior express written consent of Lender, further pledge, assign or grant any security interest in the Excess Cash Flow Account. Borrower agrees to hold in trust for the benefit of Lender, all Excess Cash Flow in its possession prior to the deposit of such Excess Cash Flow into the Excess Cash Flow Account. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC.

(d) During the existence of a Default, Lender shall have the right to apply all amounts in the Excess Cash Flow Account in repayment of the Obligations in such order as Lender shall determine. Borrower shall have no right to any funds in the Excess Cash Flow Account until payment of the Obligations in full; provided, however, that so long as no Default has occurred and is continuing, at Borrower’s written request, (i) Lender shall apply amounts in the Excess Cash Flow Account in payment of a DSCR Prepayment Amount if Borrower elects to make a prepayment under Section 3.13(b) and (ii) upon the cure of any Cash Management Period and so long as no Default of any kind is outstanding, Lender shall promptly return to Borrower all of the cash then in the Excess Cash Flow Account (excluding the amount used for prepayment under the immediately preceding clause (i)).

ARTICLE IV:
REPRESENTATIONS AND WARRANTIES

4.01 Representations and Warranties. As a material inducement to Lender to enter into this Agreement, and as an express condition to the Advance, Borrower hereby represents and warrants, as follows:

(a) Existence; Power and Authority. Borrower is a limited liability company duly formed and validly existing in the State of Delaware and in good standing under the laws of the States of Delaware and Arkansas, with requisite power and authority to (i) incur the Obligations, and (ii) execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

(b) Authorization; No Conflict. Borrower’s execution and delivery to Lender of this Agreement and the other Loan Documents and the full and complete performance of the provisions thereof (i) are authorized by Borrower’s organizational documents; (ii) have been duly authorized by all requisite actions; (iii) do not require the approval or consent of any Governmental Authority having jurisdiction over Borrower or the Property except for consents or approvals that have been obtained; and (iv) will not result in any breach of, or constitute a default under, or result in the creation of any Lien (other than those contained in any of the Loan Documents) upon any property or assets of Borrower under any indenture, mortgage, deed of trust, credit agreement or other instrument or agreement to which Borrower is a party or by which Borrower or any of the Property is bound.

(c) Title. Borrower is the sole legal and beneficial owner of the Property free and clear of all Liens other than the Permitted Encumbrances.

(d) Financial Statements and Disclosures.

(i) Any and all balance sheets, statements of income or loss, and financial statements furnished to Lender with respect to Borrower or Guarantor are true and correct in all material respects as of the dates thereof, and fully and accurately present the financial condition as of the dates thereof, and no material adverse change has occurred or is likely to occur in the financial condition reflected therein since the dates of the most recent financial statements furnished to Lender.

(ii) As of the Closing Date, to the actual knowledge of Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to Lender in connection with this Agreement is true and correct.

(e) Litigation. Except for litigation specifically described on Exhibit D, there is no action, suit or other legal proceeding pending, or to the actual knowledge of Borrower, threatened, against Borrower, Guarantor or the Property which (i) if adversely determined would materially and adversely affect the ability of Borrower or Guarantor to perform its obligations under the Loan Documents or Property Documents or would have a material adverse effect on the use or value of the Property, or (ii) challenge the validity or enforceability of the Loan Documents or the priority of the Liens created thereby.

(f) Legal Compliance. The use and occupancy of the Property will comply in all material respects with all applicable Legal Requirements. Neither the zoning nor any other right to use or operate the Property is to any extent dependent upon or related to any real estate other than the Property.

(g) Services and Utilities. All streets, easements, utilities and related services necessary for the operation of the Property for its intended purpose are available to the Property.

(h) Enforceability. Each Loan Document executed by Borrower constitutes a legal and binding obligation of, and is valid and enforceable against, Borrower in accordance with the terms thereof (subject to Debtor Relief Laws and general equitable principles) and is not subject to any right of rescission, setoff, counterclaim or defense.

(i) ERISA. Either (i) neither Borrower nor Guarantor is or will be, or holds or will be treated as holding the assets of, an “employee benefit plan” as defined in Section 3(3) of ERISA, a “governmental plan” as defined in Section 3(32) of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code; or (ii) the Obligations and the transactions contemplated by the Loan Documents are not and will not be a non-exempt (under a statutory or administrative class or individual exemption) prohibited transaction under ERISA or Section 4975 of the Code, and are not and will not be subject to state statutes applicable to Borrower or Guarantor regulating investments of fiduciaries with respect to governmental plans.

(j) Employee Benefit Plan Matters. Each Employee Benefit Plan is in material compliance with all applicable requirements under ERISA and the Code. None of the Employee Benefit Plans is subject to the requirements of, or has any material liability under, Section 412 of the Code or Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA.

(k) Compliance with Laws and Agreements. Except where the failure to do so, individually or in the aggregate could not reasonably be expected to result in a material adverse effect, Borrower is in compliance with (i) its charter, by-laws or other organizational documents, (ii) all Legal Requirements applicable to it or its property (including the Property) and (iii) all agreements and other instruments binding upon it or its property (including the Property). No Default has occurred and is continuing.

(l) Anti-Corruption Laws and Sanctions. Each of Borrower, Guarantor, their respective directors and officers, or any Person participating in any capacity in any Transaction is in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Borrower, Guarantor, their respective directors and officers, or any Person participating in any capacity in any Transaction is a Sanctioned Person.

4.02 Nature of Representations and Warranties. All representations and warranties made in this Agreement or any other Loan Document or in any certificate or other document delivered to Lender pursuant to or in connection with this Agreement will be deemed to have been relied upon by Lender notwithstanding any investigation made by Lender or on its behalf.

ARTICLE V:
INSURANCE

5.01 Required Insurance Coverage. Borrower, at its expense, will maintain and provide to Lender copies of policies or other satisfactory evidence of insurance providing the following:

(a) Commercial General Liability Insurance with limits of not less than $1,000,000 per occurrence combined single limit and $2,000,000 in the aggregate for the policy period, or in whatever higher amounts as may be required by Lender from time to time by notice to Borrower (with deductibles acceptable to Lender), and extended to cover: (i) Contractual Liability assumed by Borrower with defense provided in addition to policy limits for indemnities of the named insured, (ii) if any of the work is subcontracted, Independent Contractors Liability providing coverage in connection with such portion of the work which may be subcontracted, (iii) Broad Form Property Damage Liability, (iv) Products & Completed Operations for coverage, such coverage to apply for two years following completion of reconstruction, (v) waiver of subrogation against all parties named additional insured, (vi) severability of interest provision, and (vii) Personal Injury & Advertisers Liability.

(b) If there are vehicles used in conjunction with the operations of the Property, Automobile Liability including coverage on owned, hired and non-owned automobiles and other vehicles, if used in connection with the performance of the work, with Bodily Injury and Property Damage limits of not less than $1,000,000.00 per occurrence combined single limit, with a waiver of subrogation against all parties named as additional insured.

(c) Umbrella/Excess Liability in excess of Commercial General Liability, Automobile Liability and Employers’ Liability coverages which is at least as broad as these underlying policies with a limit of liability of $10,000,000.00.

(d) All-Risk Property (Special Cause of Loss) Insurance including coverage for loss or damage to the Property by fire and other perils including windstorm, earthquake/earth movement and malicious mischief, building ordinance extension endorsement (including cost of demolition, increased costs of construction and the value of the undamaged portion of the building and soft costs coverage), and boiler and machinery coverage (if separate policy, that policy must include loss of rents or business interruption coverage), as specified by Lender. The policy must be in an amount not less than $55,931,318 (without deduction for depreciation). If the policy is a blanket policy covering the Property and one or more other properties, then said policy must clearly specify (i) the name of Borrower, and (ii) that the Property has insurance value of up to $250 million per occurrence. Borrower hereby represents and warrants to Lender that, as of the Effective Date, (1) the Property is under a blanket policy of insurance issued to Property Manager (the “Property Manager Blanket Policy”); (2) the Property is the only property in the City of Fayetteville, Arkansas under the Property Manager Blanket Policy; and (3) the Property is one of the four (4) properties in the State of Arkansas under the Property Manager Blanket Policy Borrower shall provide at least fifteen (15) days’ prior written notice to Lender if, after the Effective Date, Borrower adds one or more properties to said blanket policy or any of the terms change under said blanket policy. During any reconstruction period, such policy will be written in the so-called “Builder’s Risk Completed Value Non-Reporting Form” with no coinsurance requirement and must contain a provision granting the insured permission to occupy prior to completion.

(e) Workers’ Compensation and Employer’s Liability Insurance in accordance with the applicable laws of the state in which the work is to be performed or of the state in which Borrower is obligated to pay compensation to employees engaged in the performance of the work. The policy limit under the Employer’s Liability Insurance section must not be less than $1,000,000.00 for any one accident. Borrower shall maintain said Workers’ Compensation and Employer’s Liability Insurance only if Borrower has its own employees at the Property during the term of the Loan.

(f) If at any time, any part of the improvements on the Property, lies within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (FEMA), a one hundred year flood plain or other area identified by Lender as having a high or moderate risk of flooding, a flood insurance policy or policies (whether or not coverage is available from the National Flood Insurance Program and whether or not required by the Flood Laws), in form and substance acceptable to Lender covering the improvements on the Property and contents (to the extent the contents secure the Obligations), for the duration of the Loan as per clause 5.01(d) above.

(g) Reserved.

(h) Rent loss or business interruption insurance against loss of income (including rent, cost reimbursements and all other amounts payable by tenants under Leases or otherwise derived by Borrower from the operation of the Property) arising out of damage to or destruction of the Property by fire or other peril (including earthquake if required) insured against under each policy. The amount of the policy must be in the amount equal to twelve (12) months’ projected rentals or gross revenue.

(i) Such other insurance coverages in such amounts as Lender may reasonably require, which may include errors and omissions insurance.

5.02 Policy Requirements. All insurance policies must (a) be issued by an insurance company licensed to do business in the state where the Property is located having a rating of “A-” VIII or better by A.M. Best Co., in Best’s Rating Guide, (b) name “JPMorgan Chase Bank, N.A. and any and all subsidiaries and their successors and/or assigns as their interests may appear” as additional insured on all liability insurance and as mortgagee and loss payee on all All-Risk Property, flood insurance, earthquake insurance and rent loss or business interruption insurance (whether or not required hereunder), (c) be endorsed to show that Borrower’s insurance will be primary and all insurance carried by Lender is strictly excess and secondary and will not contribute with Borrower’s insurance, (d) provide that Lender is to receive at least thirty (30) days written notice prior to non-renewal or cancellation, (e) be evidenced by a certificate of insurance to be provided to Lender along with a copy of the policy for All-Risk Property coverage or such other evidence of insurance acceptable to Lender in its reasonable discretion, (f) include either policy or binder numbers on the ACORD form, and (g) be in form and amounts acceptable to Lender in its reasonable discretion; provided, however, that with respect to any flood insurance required hereunder, acceptable proof of coverage will consist of a copy of the insurance policy, the declarations page of the insurance policy or an application plus proof of premium payment (with a copy of the policy or declarations page provided to Lender within 30 days thereafter) and may not include ACORD or other forms of certificates of insurance. Lender, at its option and upon notice to Borrower, may retain, at Borrower’s expense, an insurance consultant to review the insurance for the Property to confirm that it complies with the terms and conditions herein.

5.03 Evidence of Insurance; Payment of Premiums. Borrower will deliver to Lender, at least three (3) days before the expiration of an existing policy, evidence acceptable to Lender of the continuation of the coverage of the expiring policy. Nothing contained in this Section will require Lender to incur any expense or take any action hereunder, and inaction by Lender will never be considered a waiver of any right accruing to Lender on account on this Section. Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Property which would wholly or partially invalidate any insurance thereon.

5.04 Collateral Protection. Unless Borrower provides Lender with evidence satisfactory to Lender of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest in the Property. This insurance may, but need not, protect Borrower’s interest in the Property. The coverages that Lender purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Property. Borrower or Lender (as appropriate) may later cancel any insurance purchased by Lender, but only after Lender receives satisfactory evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Property, Borrower will be responsible for the costs of that insurance, including any charges imposed by Lender in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. Any amounts so disbursed by Lender pursuant to this Section will be repaid by Borrower within ten (10) days after written demand. The costs of the insurance may, at Lender’s discretion, be added to Borrower’s total principal obligation owing to Lender, and in any event will be secured by the Liens on the Property created by the Loan Documents. It is understood and agreed that (i) the costs of insurance obtained by Lender may be more than the costs of insurance Borrower may be able to obtain on its own, and (ii) in the case of flood insurance, the amount of coverage may be more than required by the Flood Laws.

5.05 No Liability; Assignment. Lender will not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers, or payment of losses, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, thereunder. Borrower hereby absolutely assigns and transfers to Lender all of Borrower’s right, title and interest in and to any unearned premiums paid on policies and any claims thereunder and Lender will have the right, but not the obligation, to assign any then existing claims under the same to any purchaser of the Property at any foreclosure sale; provided, however, that so long as no Default exists and is continuing hereunder, Borrower will have the right under a license granted hereby, and Lender hereby grants to Borrower a license, to exercise rights under said policies and in and to said premiums subject to the provisions of this Agreement. In the event of a foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Loan, all right, title and interest of Borrower in and to the insurance policies then in force and all proceeds payable thereunder will thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

5.06 No Separate Insurance. Borrower will not carry any separate insurance on the Property concurrent in kind or form with any insurance required hereunder or contributing in the event of loss without Lender’s prior written consent, and any such policy must have attached a standard non-contributing mortgagee clause, with loss payable to Lender, and must otherwise meet all other requirements herein.

ARTICLE VI:
DEFAULTS AND REMEDIES

6.01 Defaults. Any of the following events, after passage of the applicable cure period set forth below, will constitute a “Default” hereunder:

(a) Failure to Make Payment. The failure by Borrower to pay in full all outstanding principal, all accrued and unpaid interest and all other amounts owing under the Loan Documents on the Maturity Date; or the failure by Borrower to pay in full any installment of principal of the Loan, any interest on the Loan or any fees or any other amounts due under the Loan Documents (other than payments due on the Maturity Date) when due and such failure continues unremedied for a period of five (5) days after the due date; or the failure by Borrower to make any other payment or deposit required hereunder or under any of the other Loan Documents within the period in the Loan Documents, or if no period is in the Loan Documents, then within five (5) Business Days after demand;

(b) Involuntary Bankruptcy and Other Legal Proceedings. An involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition continues undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing is entered;

(c) Voluntary Bankruptcy and Other Legal Proceedings. Borrower or Guarantor (i) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in Section 6.01(b), (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or Guarantor or for a substantial part of its assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors, or (vi) takes any action for the purpose of effecting any of the foregoing;

(d) Unable to Pay Debts. The admission in writing by Borrower or Guarantor that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature;

(e) Preservation of Existence; Liquidation of Borrower or Guarantor. The liquidation, termination, winding-up or dissolution of Borrower or Guarantor or any other failure by Borrower or Guarantor to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation;

(f) Transfer or Encumbrance of Interest in the Property. The sale, lease (except as permitted under this Agreement), exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so (unless the agreement provides for the payment in full of the Obligations in accordance with the terms of the Loan Documents), of any right, title or interest of Borrower in and to the Property or any portion of the Property, which occurrence is not rendered ineffective within ten (10) days; provided, however, that Borrower is permitted to replace defective, obsolete or worn out personal property, and Borrower is permitted to grant and/or record Permitted Encumbrances;

(g) Transfer or Encumbrance of Interest in Borrower. The sale, exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any direct or indirect ownership interest in Borrower; or any change (whether voluntary or involuntary) in the management or control of Borrower; or any division of Borrower (whether pursuant to a “plan of division” or other similar arrangement); provided, however, that a Permitted Transfer will not constitute a Default under this Section 6.01(g);

(h) Levy; Attachment; Seizure. The levy, attachment or seizure pursuant to court order of (i) any right, title or interest of Borrower in and to the Property or any portion of the Property or (ii) any direct or indirect ownership interests in Borrower, if such order is not vacated and the proceeding in which it was entered is not dismissed within thirty (30) days of the entry of such order;

(i) Failure of Representations. Any representation or warranty contained herein or in any of the other Loan Documents, or in any certificate or other document executed by Borrower or Guarantor and delivered to Lender pursuant to or in connection with this Agreement, is not true and correct in all material respects, or omits to state a material fact necessary to make such representation not misleading, in each case, as of the date made or deemed made;

(j) Claims; Liens; Encumbrances; Stop Notices. Unless Borrower is contesting the same in accordance with the provisions of Section 3.01(c), the filing of any claim of Lien or encumbrance against the Property or any part of the Property that is not released within thirty (30) days after the earlier of Borrower’s actual knowledge of such filing of or notice from Lender to Borrower; or the service on Lender of any stop payment notice or notice to disburser of funds to withhold funds, which is not nullified within thirty (30) days after the date of such service;

(k) Permits; Utilities; Insurance. (i) The failure of Borrower to keep in full force and effect any material permit, license, consent or approval required for the reconstruction or operation of the Property that is not fully reinstated within thirty (30) days after the date Lender gives Borrower written notice of the lapse of effectiveness of such material permit, license, consent or approval; or (ii) the curtailment in availability to the

Property of utilities or other public services necessary for the full occupancy and utilization of the Property that is not restored to full availability within thirty (30) days after the earlier of the date Lender gives Borrower notice of such curtailment of availability or the date Borrower obtains actual knowledge of such curtailment of availability; or (iii) the failure by Borrower to maintain any insurance required under Section 5.01;

(l) Effectiveness of Loan Documents; Guaranty Revocation. The cessation, for any reason, of any Loan Document to be in full force and effect in all material respects; the failure of any Lien intended to be created by the Loan Documents to exist or to be valid and perfected; or the revocation by Guarantor of the Limited Guaranty or any other Loan Document executed by Guarantor;

(m) ERISA. Any breach of the provisions of Sections 3.09, 4.01(i) or 4.01(j);

(n) Prohibited Distributions. Any breach of the provisions of Section 3.06 occurs; which is not cured by Borrower within five (5) business days after Lender delivers written notice of such breach to Borrower;

(o) Special Purpose Entity Requirements. Any breach of the provisions of Section 3.03 occurs which is not cured by Borrower within five (5) business days after Lender delivers written notice of such breach to Borrower;

(p) Judgments. Any judgment or order for the payment of money is rendered in excess of $500,000 against Borrower or in excess of $25,000,000 against REIT and either (i) enforcement proceedings have been commenced by a creditor upon such judgment, or (ii) there is a period of fifteen (15) days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(q) Guarantor Financial Covenant. Guarantor breaches any of the financial covenants applicable to Guarantor in Section 3.12 which is not cured by Guarantor within five (5) business days after Lender delivers written notice of such breach to Borrower;

(r) Guarantor Cross-Default. Failure by REIT to pay when due any indebtedness, liability or obligation, whether direct or contingent, owing to Lender or any Affiliate of Lender (other than the Loan) and such failure continues unremedied for a period of five (5) days after Borrower’s receipt of written notice thereof from Lender;

(s) Borrower Cross-Default. Failure by Borrower to pay when due (whether on a scheduled payment date or earlier date of acceleration) (i) any indebtedness, whether direct or contingent, owing to Lender or any Affiliate of Lender (other than the Loan) and such failure continues unremedied for a period of five (5) days after Borrower’s receipt of written notice thereof from Lender, or (ii) any indebtedness (other than Permitted Operational Debt), whether direct or contingent, owing to any other Person or Persons and such failure continues unremedied for a period of five (5) days after Borrower obtains actual knowledge of such failure;

(t) Swap Agreements. The occurrence or existence of any default, event of default or other similar condition or event (however described) by Borrower with respect to any Swap Agreement which is not cured by Guarantor within five (5) business days after Lender delivers written notice of such breach to Borrower;

(u) Anti-Corruption Laws and Sanctions. Any breach of the covenants in Section 4.01(l);

(v) Cash Flow Sweep. Borrower shall fail to timely comply with the provisions of Section 3.13(c).

(w) Required Debt Service Coverage Ratio. If Lender determines that the Debt Service Coverage Ratio is less than the Required Debt Service Coverage Ratio as of any two (2) consecutive Calculation Dates, and Borrower shall fail, within ten (10) Business Days after Lender delivers written notice thereof to Borrower, to prepay the Loan by paying to Lender the full amount specified by Lender as necessary to satisfy the Required Debt Service Coverage Ratio as of such date in accordance with the terms and conditions of Section 2.05(d);

(x) Other Loan Document. Any “Default” or "Event of Default" occurs under any other Loan Document;

(y) Failure to Perform Covenants. The failure of Borrower to fully perform any and all covenants and agreements under this Agreement or under any of the other Loan Documents, and, with respect to covenants and agreements other than those specifically referenced in this Section 6.01, or for which another cure period is provided, such failure (“other default”) is not cured by Borrower within thirty (30) days after Lender gives notice to Borrower, unless (i) such other default, by its nature, is not capable of being cured within such period, and (ii) within such period, Borrower commences to cure such other default and thereafter diligently prosecutes the cure, and (iii) Borrower causes such other default to be cured no later than ninety (90) days after the date of such notice from Lender; or

(z) Death of Individual Guarantor. Any Guarantor that is a natural person dies and the failure, within 90 days after such death, of (i) Borrower to provide a replacement guarantor acceptable to Lender in its sole discretion and (ii) such replacement guarantor to execute and deliver to Lender an agreement, in form and substance satisfactory to Lender, of such replacement guarantor to assume all obligations of such deceased Guarantor and any related legal opinions and other items requested by Lender.

6.02 Acceleration. If any Default described in Section 6.01(b) or (c) occurs with respect to Borrower, the obligation of Lender to lend or disburse any principal of the Loan will automatically terminate and the Obligations (other than Swap Obligations of Borrower to Lender or an Affiliate of Lender) will immediately become due and payable without any election or action on the part of Lender. If any other Default occurs, Lender may terminate or suspend the obligation of Lender to lend or disburse any principal of the Loan, or may declare the Obligations (other than Swap Obligations of Borrower to Lender or an Affiliate of Lender) to be due and payable, or both, whereupon the Obligations (other than Swap Obligations of Borrower to Lender or an Affiliate of Lender included therein) will become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. Lender has the rights and remedies with respect to the Swap Obligations of Borrower to Lender or an Affiliate of Lender as provided in the Swap Agreements.

6.03 Additional Lender Rights. Upon the occurrence of a Default, without waiving the Default or any right of acceleration or foreclosure under the Loan Documents which Lender may have by reason of such Default or any other right Lender may have against Borrower because of said Default, Lender will have the right (but not the obligation) to take such actions and make such payments as may be necessary to cure such Default. Borrower will reimburse Lender upon demand for all amounts so expended, and such obligation will constitute an Obligation of Borrower.

6.04 Application of Insufficient Funds. Lender will have the right to apply repayments and proceeds of collateral to the Obligations in any order, in its sole discretion.

6.05 Right of Setoff. If a Default has occurred and is continuing, Lender and each of its Affiliates is hereby authorized at any time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Lender or its Affiliate to or for the credit or the account of Borrower against any or all of the Obligations, irrespective of whether or not Lender has made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be unmatured. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

ARTICLE VII:
MISCELLANEOUS

7.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted or required to be given by electronic communication (and subject to paragraph (b) below), all notices and other communications provided for herein will be in writing and will be delivered by hand or overnight courier service, mailed by certified or registered mail, as follows:

(i) if to Borrower, at c/o Strategic Asset Management, 10 Terrace Road, Ladera Ranch, California 92694, Attn: H. Michael Schwartz (Telecopy No.(949) 429-6606) (Email Address: HMS@smartstop.com) and Strategic Asset Management, 19900 MacArthur Boulevard, Suite 250, Irvine, California 92612, Attn: John Strockis (Telecopy No. (949) 404-1820) (Email Address: JStrockis@sam.com); with a copy to Flynn Law Offices, P.C., 1133 Airline Drive, Suite 2201, Grapevine, Texas 76051, Attn: Scott Flynn, Esq. (Telecopy No. (682) 267-0407) (Email Address: sflynn@flynnlawpc.com); and

(ii) if to Lender: (A) for financial reporting required under Section 3.08, at jpmc.financial.reporting.compliance@jpmorgan.com; and (B) for all other notices and communications, at JPMorgan Chase Bank, N.A., 8181 Communications Parkway, Bldg. B, FL 05, TXW-3510, Plano, Texas 75024-0239, Attention of Loan Servicing Department (Telecopy No. (214) 965-3320); with a copy to Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110, Attention of Maurice H. Sullivan, III, Esq. (Telecopy No. (617) 341-7701) (Email Address: skip.sullivan@morganlewis.com).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, will be deemed to have been given when received.

(b) Electronic Notices. Lender or Borrower may, in its discretion, agree to accept notices and other communications to it under this Agreement by using electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address will be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website will be deemed received upon the “receipt” by the intended recipient, at its e-mail address as described in clause (i), of notification that such notice or communication is available and identifying the website address, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication will be deemed to have been sent at the opening of business on the next Business Day.

(c) Changes in Address. Any party may change its address or email address for notices and other communications hereunder by notice to the other parties.

7.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by Lender in exercising any right or power under this Agreement or any other Loan Documents will operate as a waiver, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise or the exercise of any other right or power. The rights and remedies of Lender under this Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom will in any event be effective unless the same will be permitted by Section 7.02(b), and then such waiver or consent will be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Advance will not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b) Waivers and Amendments. No provision of this Agreement or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender.

7.03 Expenses; Limitation of Liability; Indemnity.

(a) Expenses. Borrower will pay (i) all reasonable out ‑of ‑pocket expenses incurred by Lender and its Affiliates, including Appraisal fees, inspection fees, inspecting professional charges, title and escrow charges, cost of any third party insurance consultant report and the reasonable fees, charges and disbursements of counsel for Lender, in connection with the preparation and administration of this Agreement and the other Loan Documents, any approval or consent requested by Borrower or Guarantor, or any extensions, amendments, modifications or waivers of such provisions, and (ii) all out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) Limitation of Liability. To the extent permitted by applicable law (i) Borrower shall not assert, and Borrower hereby waives any claim against Lender and any Related Party of Lender (“Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party to this Agreement shall assert, and each such party waives, any Liabilities against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document (other than the Environmental Indemnity Agreement) or any related agreement or document, the Transactions, the Loan or the use of the proceeds of the Loan; provided that, nothing in this Section 7.03(b) shall relieve Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 7.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. Borrower will indemnify Lender and each Related Party of Lender (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, taxes, judgments, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee and all expenses of litigation or preparation therefor (whether or not the Indemnitee is a party) (collectively, “Liabilities”), incurred by or asserted against any Indemnitee, in connection with, or as a result of (i)

the execution or delivery of this Agreement, any other Loan Document or any related agreement or document, (ii) the performance by the parties of their respective obligations under such agreements and documents or the inaccuracy of any of Borrower’s representations, warranties or covenants therein, (iii) the Loan or the use of the proceeds of the Loan, or (iv) any actual or prospective claim, litigation, investigation, defense, settlement or proceeding relating to any of the foregoing (including, if applicable, in connection with obtaining any prohibited transaction exemption under ERISA or the Code necessary in Lender’s judgment by reason of the inaccuracy of the representations and warranties in Sections 4.01(i) and (j) or a breach of the provisions in Section 3.09); provided that such indemnity will not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. The indemnity in this Section 7.03(c) will not apply to any Liabilities, which are the subject of the Environmental Indemnity Agreement, it being the intention of the parties that Borrower’s liability for environmental matters be governed exclusively by the Environmental Indemnity Agreement and not by this Agreement. The obligations of Borrower under this Section 7.03(c) will survive the termination of this Agreement and the payment in full of the Obligations.

(d) Payment. All amounts due under this Section 7.03 will be payable promptly after written demand.

7.04 Successors and Assigns.

(a) Binding Effect. The provisions of this Agreement are binding upon and inure to the benefit of the parties and their respective successors and assigns permitted under this Agreement. Except as permitted under this Agreement, Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender, in Lender’s sole discretion (and any attempted assignment or transfer by Borrower without such consent will be null and void). Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties, their respective successors and assigns permitted hereby, participants of Lender and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment by Lender.

(i) Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it) to one or more assignees whether or not related to Lender.

(ii) Assignee will be a party to this Agreement and, to the extent of the interest assigned, have the rights and obligations of a Lender under this Agreement, and Lender will, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of Lender’s rights and obligations under this Agreement, such Lender will cease to be a party but will continue to be entitled to the benefits of Section 7.03). Borrower agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders and other Loan Syndications and Trading Association market standard provisions acceptable to Borrower and Lender.

(c) Pledges by Lender. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section will not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest will release Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for Lender as a party.

7.05 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents will be considered to have been relied upon by Lender and will survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loan, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and will continue in full force and effect as long as the principal of or any accrued interest on any portion of the Loan or any fee or any other amount payable under this Agreement is outstanding. The provisions of Section 7.03 will survive and remain in full force and effect regardless of the consummation of the Loan, the repayment of the Loan, the expiration or termination of the Commitment or the termination of this Agreement or any provision of this Agreement.

7.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter of this Agreement and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter of this Agreement.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 7.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require Lender to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent Lender has agreed to accept any Electronic Signature, Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of Borrower or Guarantor without further verification thereof and without any obligation to review the appearance or form of any Electronic Signature and (ii) upon the request of Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, Borrower hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among Lender, Borrower and Guarantor, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) Lender, may, at its option, create one or more copies of this Agreement, any other Loan

Document and/or Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), and (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of the Agreement, such other Loan Documents and Ancillary Document based solely on the lack of paper original copies of this Agreement, any other Loan Document and/or Ancillary Document, respectively, including with respect to any signature pages thereto, and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

7.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction will not invalidate such provision in any other jurisdiction.

7.08 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement will be construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of New York, except as preempted by federal laws applicable to national banks.

(b) Consent to Jurisdiction. Each of the parties to this Agreement hereby (i) submits, for itself and its property, to the nonexclusive jurisdiction of any United States Federal or New York State court sitting in New York County, New York, and any appellate court in such jurisdiction, in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, (ii) agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against Lender or any of its Related Parties may only) be heard and determined in such State or, to the extent permitted by law, in such Federal court, and (iii) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document will affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or Guarantor or its properties in the courts of any jurisdiction.

(c) Waiver of Objection to Venue. Each of the parties to this Agreement waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 7.08(b). Each of the parties hereto hereby waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

7.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL

PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.10 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents or any Swap Agreement, (f) subject to an agreement containing provisions substantially the same as those of this Section 7,10, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to holders of equity interests in Borrower, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender on a non-confidential basis from a source other than Borrower. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section will be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Lender acknowledges that information (as defined in this Section) furnished to it pursuant to this Agreement may include material non-public information concerning Borrower, any Guarantor, and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

7.11 Interest Rate Limitation. If any amount contracted for, charged or received with respect to the Loan or any prepayment by Borrower results in the computation or earning of any interest in excess of that permitted by law, then (i) such excess sum received by Lender will be credited as a payment of principal unless Borrower notifies Lender in writing that Borrower elects to have such excess returned to Borrower, and (ii) the provisions of this Agreement and the other Loan Documents will immediately be deemed reformed to comply with applicable law and to permit the recovery of the fullest amount otherwise provided by this Agreement and the other Loan Documents. All amounts treated as interest on the Loan under applicable law will be spread throughout the full term of the Loan until paid in full, so that the rate or amount of interest applicable to the Loan does not exceed the usury ceiling from time to time in effect.

7.12 Replacement Documentation. Promptly upon request by Lender, Borrower will, at Borrower’s sole expense, (i) promptly correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and any of the Liens intended to be created thereunder, (C) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts deemed necessary, desirable or proper by Lender to comply with the requirements of any Governmental Authority having jurisdiction over Lender. Upon any failure by Borrower to do so, Lender may make, execute and record any and all such instruments, certificates and other documents for and in the name of Borrower, all at the sole expense of Borrower, and Borrower hereby appoints Lender the agent and attorney-in-fact of Borrower to do so, this appointment being coupled with an interest and being irrevocable.

7.13 Swap Agreements. All Swap Agreements, if any, between Borrower and Lender or any Affiliate of Lender are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan Documents, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Lender relating to the Loan will not apply to said Swap Agreements. If Borrower is required to enter into a Swap Agreement in connection with the Loan, Borrower will maintain such Swap Agreement in full force and effect for the amount of the Loan until the full and final repayment of the Loan.

7.14 Statements. Lender may from time to time provide Borrower with account statements or invoices with respect to any of the Obligations (the “Statements”). Lender is under no duty or obligation to provide Statements, which if provided, will be solely for Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations. If Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, Borrower will not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by Lender of any payment that is less than the total amount actually due at that time (including, but not limited to, any past due amounts) will not constitute a waiver of Lender’s right to receive payment in full as provided by the terms of this Agreement and the other Loan Documents.

7.15 Interest Rates; Benchmark Notification. The interest rate on the Loan may, at any time, be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.06(b) provides the mechanism for determining an alternative rate of interest. Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. Lender and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Lender may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

7.16 GSE Financing.

(a) Borrower hereby agrees that if at any time during the term of the Loan (i) Borrower intends to obtain permanent or other financing with respect to the Property under any of the loan programs (collectively, the “Programs”) offered by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, or the Federal Housing Administration (each, a “GSE”), and (ii) Lender is then offering such financing through the Programs, then Lender will have a right of first offer with regard to providing such financing to Borrower under such Programs pursuant to the terms set forth herein.

(b) If Borrower intends to obtain financing under any of the Programs, Borrower shall notify Lender and submit to Lender a standard package required for financing under the Programs. In addition, Borrower agrees to cooperate with Lender and to provide such additional information as may be reasonably necessary for Lender to obtain quotes for such financing under the Programs.

(c) Borrower agrees not to approach any other lender, broker, or other person or entity in connection with obtaining financing under any of the Programs until the earlier to occur of:

(i) the issuance of a written term sheet to Borrower by Lender for such financing (the “Term Sheet”); or

(ii) the expiration of a period of 60 days following Borrower’s submission of the financing package, after which Lender has failed to issue a Term Sheet to Borrower.

(d) Notwithstanding Lender’s issuance of a Term Sheet in accordance with paragraph (c)(i) above, if Borrower in good faith believes (and reasonably demonstrates to Lender) that it can obtain better material terms for the financing through the Programs with another GSE approved lender and Lender is not willing to match or improve on those terms, then Borrower may proceed with such financing with such GSE approved lender. For the avoidance of ambiguity: (i) the foregoing right of first offer shall not apply to any financing that is not offered by Lender at that time as part of the Programs; and (ii) neither Borrower nor Lender shall be under any obligation to proceed with or to provide such financing.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties have caused this Term Loan Agreement to be executed and delivered by their respective authorized officers as of the date of this Agreement.

BORROWER:

SSSST 376 W WATSON ST, LLC,

a Delaware limited liability company

By: Strategic Student & Senior Housing Trust, Inc.,

a Maryland corporation, its Manager

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chairman of the Board

LENDER:

JPMORGAN CHASE BANK, N.A.

By: /s/ Mayank Sinha

Name: Mayank Sinha

Title: Executive Director